Exhibit 17.2

Mr. Srinivas Koneru
Chairman

Triterras, Inc

April 22nd 2021

Dear Srinivas,

I hereby tender my resignation with immediate effect from the Board of Directors, Audit Committee and Compensation Committee. All rights strictly reserved.

Sincerely,

/s/ Vanessa Slowey
Vanessa Slowey